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                                   EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          FHP INTERNATIONAL CORPORATION



          FHP INTERNATIONAL CORPORATION ("Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that:

          FIRST:    The name of the Corporation is FHP INTERNATIONAL
CORPORATION.

          SECOND:   The name under which the Corporation was originally
incorporated is HMO Health Group, Inc.

          THIRD:    The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 14, 1984.

          FOURTH:   The Board of Directors of the Corporation pursuant to
Section 141 of the General Corporation Law of the State of Delaware, adopted a resolution proposing and declaring advisable the amendment to and restatement of the Corporation's certificate of incorporation set forth below.

          FIFTH:    Such amendment to and restatement of the Corporation's
Certificate of Incorporation have been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

          SIXTH:    The text of the Corporation's certificate of incorporation is hereby amended and restated to read in its entirety as set forth below:


                                        I

          The name of this Corporation is FHP International Corporation.


                                       II

          The registered office in the State of Delaware is to be located at Incorporating Services, Ltd., 15 East North Street, Dover, County of Kent, Delaware 19901. The registered agent in charge thereof is Incorporating Services, Ltd.



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                                       III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                       IV

          The total number of shares of stock which the Corporation shall have authority to issue is 75 million shares, consisting of 70 million shares of common stock, par value $.05 per share ("Common Stock"), and 5 million shares of preferred stock, par value $.05 per share ("Serial Preference Stock").


                                        V

          a. The Common Stock shall be subject to the express terms of the Serial Preference Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. The holders of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

          b. The Serial Preference Stock may be issued from time to time in one or more series. The Board of Directors hereby is authorized to provide for the issuance of shares of Serial Preference Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (a) The designation of the series, which may be by distinguishing number, letter and title.

          (b) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding).

          (c) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

          (d)  The dates at which dividends, if any, shall be payable.


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          (e)  The redemption rights and price or prices, if any, for shares of the series.

          (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

          (g) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

          (h) Whether the shares of the series shall be convertible into shares of any other class or series of shares, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

          (i) Restrictions on the issuance of shares of the same series or of any other class or series.

          (j)  The voting rights, if any, of the holders of such series.


                                       VI

          The Board of Directors of the Corporation shall have the power to make, alter, amend or repeal the by-laws of the Corporation.


                                       VII

          The affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the Corporation shall be required for the approval or authorization of any: (i) merger or consolidation of the Corporation with or into any other corporation; or (ii) sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other corporation, person or other entity; provided, however, that such sixty-six and two-thirds percent (66-2/3%) voting requirement shall not be applicable if the Board of Directors of the Corporation shall have approved such transaction in clause (i) or (ii) by a resolution adopted by eighty percent (80%) of the members of the Board of Directors.


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                                      VIII

          To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as Director of the Corporation. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Westcott W. Price III, its President, and attested by Michael J. Weinstock, its Secretary, this 20th day of November, 1992.


                              FHP INTERNATIONAL CORPORATION


                              By:  /s/ Westcott W. Price III
                                  ----------------------------------------
                                   Westcott W. Price III
                                   President

ATTEST:

/s/ Michael J. Weinstock
- -------------------------------------
Michael J. Weinstock
Secretary


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